                                   Exhibit 11
                                   ----------

                    WEBFINANCIAL CORPORATION AND SUBSIDIARIES
              Statement Regarding Computation of Net Loss Per Share
                 (Amounts in thousands except per share amounts)

                                                For the Three Months Ended
                                            March 31, 2002          March 31, 2001
                                            --------------          --------------

Net loss                                       $  (276)               $  (399)

Shares used in computation:

Weighted average number of common shares and
  common share equivalents, basic and diluted    4,367                  4,367

Net loss per share, basic and diluted          $  (.06)               $  (.09)

Common stock  equivalents  (stock  options and warrants)  that were  outstanding during the three month period ended March 31, 2002 that could potentially dilute basic  earnings per share in the future were not included in the  computation of loss per share because the net loss in both periods makes them antidilutive.